UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 3 TO FORM 8-A
ORIGINALLY FILED ON
AUGUST 14, 2000

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12 (b) OR 12 (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VISX, INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware (State of Incorporation or Organization)	06-1161793 (IRS Employer Identification No.)

3400 Central Expressway, Santa Clara, California (Address of principal Executive Offices)	95051 (Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of Each Class to be so Registered	Name and Exchange on which Each Class is to be registered

Common Stock, $0.01 Par Value Common Stock Purchase Rights	New York Stock Exchange New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(c), please check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction Act A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:    (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:	None (Title of Class)

AMENDMENT NO. 3 TO FORM 8-A

     This Form 8-A/A amends and supplements the Form 8-A filed by VISX, Incorporated (the “Company”) on August 14, 2000, as amended by the Forms 8-A/A filed on May 1, 2001 and May 16, 2003, respectively (together, the “Form 8-A”). Capitalized terms used without definition herein shall have the meaning set forth in the Form 8-A.

ITEM 1. DESCRIPTION OF COMPANY’S SECURITIES TO BE REGISTERED

     Item 1 of the Form 8-A is hereby amended and supplemented by adding the following:

     “On November 9, 2004, the Company and the Rights Agent executed the Third Amendment (the “Third Amendment”) to the Rights Agreement as amended on April 25, 2001 (the “First Amendment”) and May 15, 2003 (the “Second Amendment”) in connection with the Agreement and Plan of Merger by and among Advanced Medical Optics, Inc. (“AMO”), Vault Merger Corporation (“Merger Sub”) and the Company dated as of November 9, 2004 (the “Merger Agreement”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, which has been approved by each party’s Board of Directors, Merger Sub will merge (the “Merger”) with and into the Company with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of AMO.

     The Third Amendment provides that neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, and neither AMO nor Merger Sub shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, the Rights Agreement, in any such case solely by virtue of (a) the approval, execution or delivery of the Merger Agreement (or any amendment thereto approved in advance by the Board of Directors of the Company), or (b) the consummation of the transactions contemplated by the Merger Agreement. The Third Amendment also redefines Expiration Date to include a potential earlier Effective Time of the Merger (as defined in the Merger Agreement).

     The Third Amendment, the Second Amendment, the First Amendment and the Rights Agreement are incorporated herein by reference. The foregoing description of the Rights, the Rights Agreement, the First Amendment, the Second Amendment and the Third Amendment does not purport to be complete and is qualified in its entirety by reference to such exhibits.”

ITEM 2. EXHIBITS

4.1	Rights Agreement dated as of August 3, 2000, by and between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate and the Summary of Rights to Purchase Common Stock attached as Exhibits A and B, respectively, thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed August 4, 2000).

4.2	Amendment to the Rights Agreement dated as of April 25, 2001 between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 on the Company’s Current Report on Form 8-K, filed May 1, 2001).

4.3	Amendment No. 2 to the Rights Agreement, dated as of May 15, 2003 between VISX, Incorporated and Equiserve Trust Company, N.A., as successor Rights Agent to Fleet National Bank (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed May 16, 2003).

4.4	Third Amendment to the Rights Agreement, dated as of November 9, 2004 between VISX, Incorporated and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed November 10, 2004).

SIGNATURES

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to be signed on the Registrant’s behalf by the undersigned thereunto duly authorized.

VISX, INCORPORATED
Dated: November 10, 2004	By:	/s/ JOHN F. RUNKEL, JR.
John F. Runkel, Jr.
Vice President, General Counsel and Secretary

Exhibit Index

4.1	Rights Agreement dated as of August 3, 2000, by and between VISX, Incorporated and Fleet National Bank, as Rights Agent, including the form of Rights Certificate and the Summary of Rights to Purchase Common Stock attached as Exhibits A and B, respectively, thereto (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed August 4, 2000).

4.2	Amendment to the Rights Agreement dated as of April 25, 2001 between VISX, Incorporated and Fleet National Bank, as Rights Agent (incorporated by reference to Exhibit 4.2 on the Company’s Current Report on Form 8-K, filed May 1, 2001).

4.3	Amendment No. 2 to the Rights Agreement, dated as of May 15, 2003 between VISX, Incorporated and Equiserve Trust Company, N.A., as successor Rights Agent to Fleet National Bank (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed May 16, 2003).

4.4	Third Amendment to the Rights Agreement, dated as of November 9, 2004 between VISX, Incorporated and Equiserve Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed November 10, 2004).